Exhibit 10.1

EXECUTION VERSION

Fourth Amended and Restated Confirmation in respect of Repurchase Transactions

As of October 11, 2022

To:	BC Partners Lending Corporation
Address: 650 Madison Avenue
23rd Floor
New York, NY 10022
Attention: Joseph Barillaro
Telephone: 212 796 1806
Email: Notices@bcpartners.com

From:	UBS AG, London Branch

Dear Sirs,

The purpose of this fourth amended and restated confirmation (this “Confirmation”) is to set forth the terms and conditions of the above-referenced repurchase transaction between BC Partners Lending Corporation (“Seller”) and UBS AG, London Branch (“Buyer”, and “Party” shall mean either Seller or Buyer), on the Trade Date specified below (the “Transaction”). This Confirmation evidences the Transaction (replacing the form of Confirmation required by Annex II to the Agreement which shall not apply to the Transaction) and forms a binding agreement between Seller and Buyer as to the terms of the Transaction.

This Confirmation supplements, forms part of, and is subject to the SIFMA/ICMA Global Master Repurchase Agreement (2011 version), dated as of December 12, 2019, between Seller and Buyer, together with the Annex(es) thereto (as supplemented, amended or otherwise modified from time to time, the “Agreement”).

With effect from the Fourth Amendment Effective Date specified below, this Fourth Amended and Restated Confirmation in respect of Repurchase Transactions amends and restates the Third Amended and Restated Confirmation in respect of Repurchase Transaction, dated as of April 8, 2022 (including any subsequent amendments thereto made prior to the date hereof) between the parties hereto, which Third Amended and Restated Confirmation (with respect to the period from and after the Fourth Amendment Effective Date) is hereby superseded and shall be of no further force or effect.

All provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail. In this Confirmation, defined words and expressions shall have the same meaning as in the Agreement unless otherwise defined in this Confirmation, in which case terms used in this Confirmation shall take precedence over terms used in the Agreement.

1 General Terms

Seller:	BC Partners Lending Corporation

Buyer:	UBS AG, London Branch

Calculation Agent:	UBS AG, London Branch, unless an Event of Default has occurred and is continuing with respect to UBS AG, London Branch, in which case Seller shall be entitled to select an independent third party, which must be a leading non-affiliated dealer in the relevant market, to act as Calculation Agent (a “Substitute Calculation Agent”).

The Calculation Agent shall perform all determinations and calculations hereunder in good faith and in a commercially reasonable manner. For the purpose of making any determination or calculation hereunder, the Calculation Agent may rely on any information, notice or report delivered by a third party (including, without limitation, any such information, notice or report provided by a trustee, servicer or dealer with respect to any Portfolio Asset that is a Collateralized Loan Obligation) to the extent such information, notice or report from a third party is contemplated by, or required to derive any of the determinations or calculations under, the Agreement.

Trade Date:	December 16, 2019.

Second Amendment Effective Date:	March 12, 2021.

Third Amendment Effective Date:	April 8, 2022.

Fourth Amendment Effective Date:	October 11, 2022.

Purchase Date:	(a) December 18, 2019 (the “Initial Purchase Date”);

(b) each date on which a Ramp-Up Period DWAC Increase occurred prior to the Second Amendment Effective Date (each such date, a “Pre-March 2021 Ramp-Up Purchase Date”);

(c) March 12, 2021 (the “March 2021 Purchase Date”); and

(d) each date on which a Ramp-Up Period DWAC Increase occurs (each such date, a “Ramp-Up Purchase Date”); provided that, unless otherwise agreed to by Buyer in its sole discretion, any Ramp-Up Purchase Date that occurs after the Second Amendment Effective Date must occur during the Ramp-Up Period.

Repurchase Date:	December 19, 2023, subject to adjustment in accordance with the Business Day Convention, as such date may be accelerated as provided herein and in the Agreement.

Ramp-Up Period:

The period commencing on and including the Third Amendment Effective Date and ending on and excluding the Fourth Amendment Effective Date.

Notwithstanding the definition of “Ramp-Up Period” or any other provisions to the contrary under the Indenture, the Seller may not cause the Issuer to request or propose, in its capacity as the Sole Shareholder or as Collateral Manager, request or propose on behalf of the Issuer, a Ramp-Up Period DWAC Increase, without the prior written consent of Buyer.

Purchased Securities:	(a) On the Initial Purchase Date, Seller transferred to Buyer Purchased Securities comprising Class A Notes having a stated face amount of USD 76,923,077 and an initial funded outstanding principal amount of USD 30,769,231 in exchange for the payment by Buyer of the Initial Purchase Price.

(b) On each Pre-March 2021 Ramp-Up Purchase Date, (i) the funded outstanding principal amount of the Purchased Securities held by Buyer was increased by the amount of the applicable Ramp-Up Period DWAC Increase in exchange for the payment by Buyer of the applicable Agreed RUPD Purchase Price on such date and (ii) Buyer was deemed to have purchased a funded principal amount of the Purchased

Securities already held by it as a result of the transfer on the Initial Purchase Date in the amount of such Ramp-Up Period DWAC Increase in exchange for the payment by Buyer of the applicable Agreed RUPD Purchase Price on such Pre-March 2021 Ramp-Up Purchase Date.

(c) On the March 2021 Purchase Date, Seller shall transfer to Buyer Purchased Securities comprising additional Class A Notes such that, together with the Class A Notes that were transferred by Seller to Buyer prior to the Second Amendment Effective Date, all of the Class A Notes transferred by Seller to Buyer as of the March 2021 Purchase Date shall have a total authorized principal amount of USD 1,000,000,000 and an initial funded outstanding principal amount of USD 76,923,077 in exchange for the payment by Buyer of the March 2021 Purchase Price (which amount, if zero, shall be deemed to be paid by Buyer to Seller as of the Second Amendment Effective Date, with Buyer’s agreement to enter into this Confirmation being deemed to constitute adequate and valuable consideration for such exchange).

(d) On each Ramp-Up Purchase Date after the Second Amendment Effective Date, (i) the funded outstanding principal amount of the Purchased Securities held by Buyer shall be increased by the amount of the applicable Ramp-Up Period DWAC Increase in exchange for the payment by Buyer of the applicable Agreed RUPD Purchase Price on such date and (ii) Buyer shall be deemed to have purchased a funded principal amount of the Purchased Securities already held by it (as represented by beneficial interests in the Class A Closing Date Regulation S Global Note, the Class A Closing Date Rule 144A Global Note, the First Additional Class A Regulation S Global Note and/or the First Additional Class A Rule 144A Global Note) as a result of the transfers on and prior to the March 2021 Purchase Date in the amount of such Ramp-Up Period DWAC Increase in exchange for the payment by Buyer of the applicable Agreed RUPD Purchase Price on such Ramp-Up Purchase Date.

Purchase Price:

For the purposes of the Agreement (including Paragraph 3(c) of the Agreement), “Purchase Price” means, on any date of determination:

(a)     with respect to the Purchased Securities transferred to Buyer on or prior to the Second Amendment Effective Date, USD50,000,000;

(b)     with respect to the Purchased Securities transferred to Buyer on the Second Amendment Effective Date, USD 0 (the “March 2021 Purchase Price”); and

(c)     with respect to each Ramp-Up Purchase Date, the amount requested by Seller no less than five Business Days in advance of such Ramp-Up Purchase Date (with respect to such Ramp-Up Purchase Date, the “Agreed RUPD Purchase Price”)

provided that:

(i) the aggregate Purchase Price may from time to time be reduced pursuant to the operation of the “Purchase Price Reduction” provisions herein;

(ii)  the Agreed RUPD Purchase Price requested by Seller for any Ramp-Up Purchase Date:

(A)  must not result in a Borrowing Base Deficiency immediately after giving effect to the payment by Buyer of such Agreed RUPD Purchase Price (as determined and confirmed in writing by Buyer, acting in a commercially reasonable manner, prior to such Ramp-Up Purchase Date);

(B)  [reserved];

(C)  must not be less than USD 3,250,000, increments of USD 325,000 in excess thereof (or such lesser amounts as may be agreed by Buyer and Seller), provided that, in the case of the final Ramp-Up Period DWAC Increase, the Agreed RUPD Purchase Price requested by Seller may be equal to such other amount as is necessary for the aggregate “Purchase Price” under (and as defined in) this Confirmation to be equal to the initial Maximum Aggregate Purchase Price on the last day of the Ramp-Up Period (or if such day is not a Business Day, the last Business Day immediately preceding such day);

(iii)  any Agreed RUPD Purchase Price requested by Seller at any time following the Fourth Amendment Effective Date shall be deemed to be zero (unless otherwise agreed in writing by Buyer, in its sole discretion, which agreement may be in the form of an email); and

(iv) the effectiveness of such request shall be subject to the condition precedent that (1) no Event of Default with respect to Seller as the Defaulting Party, (2) Mandatory Prepayment Event, (3) Borrowing Base Deficiency (determined without giving effect to the payment by Buyer of such Agreed RUPD Purchase Price), or (4) Accelerated Termination Event has occurred and is continuing, as of the relevant Ramp-Up Purchase Date.

Maximum Aggregate Purchase Price:	Initially, USD 75,000,000; provided that the Maximum Aggregate Purchase Price shall (other than for the purposes of the definition of “Maximum UBS Funded Amount” as used in clause (b)(ii) of the definition of “Minimum Equity Contribution” in the Indenture) [1]be reduced by the amount of any Voluntary Partial Prepayment.

Repurchase Price:

With respect to each Purchased Security, the Purchase Price for such Purchased Security as of the relevant Repurchase Date, as such amount may from time to time be reduced by a Voluntary Partial Prepayment pursuant to the operation of the “Purchase Price Reduction” provisions herein; in which case, for the avoidance of doubt, Purchase Price will be reduced by the Prepayment Amount in respect of such Voluntary Partial Prepayment.

For the avoidance of doubt, there shall be no Price Differential incorporated into the Repurchase Price and all references to Price Differential and Pricing Rate are hereby deleted from the Agreement. In lieu of Price Differential, Seller shall be obligated to pay the Transaction Fee Amounts to Buyer as set forth herein. For the avoidance of doubt, paragraphs 2(kk), 2(ll) and 2(rr) of the Agreement shall not apply to the Transaction.

Termination of Transaction:	Subject to paragraphs 10 and 11 of the Agreement and the Parties’ rights with respect to a Regulatory Event and as otherwise set forth in this Confirmation, unless the Parties otherwise agree, the Transaction shall not be terminable on demand by either Party.

Purchase Price Reduction:	(a) Seller may elect to prepay all or a portion of the Repurchase Price of the Purchased Securities upon at least three Business Days’ prior written notice to Buyer (any prepayment under this clause (a), a “Voluntary Prepayment”, any prepayment of all of the then-outstanding Repurchase Price under this clause (a), a “Voluntary Full Prepayment” and any prepayment of a portion of the then-outstanding

1 Note to BC Partners: This change is to clarify that the Maximum UBS Funded Amount does not reduce should there be a partial prepayment of the facility.

Repurchase Price under this clause (a), a “Voluntary Partial Prepayment”); provided that:

(i) a Voluntary Partial Prepayment may only be elected if a portion of the Purchased Securities have been redeemed by the Issuer for cash in the form of USD on or prior to the related Prepayment Date (as defined below) and the portion of the Purchased Securities to be repurchased shall be those which have been redeemed and in an amount not in excess of the Current Redeemed Amount; and

(ii)  no prepayment election may be made by Seller unless, immediately after giving effect to the relevant Voluntary Prepayment, (A) no Borrowing Base Deficiency will occur or be continuing and (B) all of the Borrowing Base Portfolio Criteria will be satisfied.

(b)     If a Mandatory Prepayment Event has occurred and is continuing with respect to the Purchased Securities, Buyer may upon at least three Business Days’ prior written notice to Seller require Seller to prepay the entire Repurchase Price of the Purchased Securities (a “Mandatory Prepayment”).

Each written notice delivered by Seller under clause (a) above or by Buyer under clause (b) above shall designate the date on which such prepayment is to be effective (each a “Prepayment Date”). For purposes of any Prepayment Date relating to a Voluntary Partial Prepayment, the “Prepayment Amount” shall be an amount equal to the product of (x) the Advance Percentage applicable to Cash (as specified in the Indenture) and (y) the Current Redeemed Amount and in the case of a Voluntary Full Prepayment, the “Prepayment Amount” shall be an amount equal to the Repurchase Price.

Subject to the “Failure to Deliver Equivalent Securities” provisions below and the timing specified therein, on each Prepayment Date:

(A)  Buyer shall transfer to Seller or its agent Equivalent Securities, which, in the case of a Voluntary Partial Prepayment or a Voluntary Full Prepayment occurring after redemption of the Notes, shall be in the form of USD cash in an amount equal to the Current Redeemed Amount;

(B)  Seller shall pay the related Prepayment Amount to Buyer;

(C)  Seller shall pay the related Breakage Amount (if any) to Buyer; and

(D)  with respect to a Voluntary Partial Prepayment, for each Purchased Security that is the subject of such prepayment, the Repurchase Price for such Purchased Security immediately after giving effect to such prepayment shall be equal to (x) the Repurchase Price thereof immediately prior to such prepayment minus (y) the related Prepayment Amount for such Purchased Security.

For purposes of the foregoing, amounts payable by Buyer and Seller under (A), (B) and (C) above shall be netted.

Current Redeemed Amount:	With respect to any Prepayment Date relating to a Voluntary Partial Prepayment or a Voluntary Full Prepayment occurring after redemption in full of the Notes, an amount in USD determined by the Calculation Agent equal to the aggregate amount actually received by the holder of the Purchased Securities from the Issuer as a principal redemption payment in respect of the Purchased Securities on or prior to such Prepayment Date that has not previously been delivered by Buyer to Seller as Equivalent Securities.

Mandatory Prepayment Event:	It shall constitute a Mandatory Prepayment Event with respect to Seller if, after giving effect to all applicable notice requirements and grace periods, an Indenture Event of Default occurs and the maturity of the Purchased Securities is accelerated pursuant to Section 5.2 of the Indenture.

Accelerated Termination Event:

Either Party may at any time following the occurrence of a Regulatory Event (an “Accelerated Termination Event”) terminate the Transaction under this Confirmation (or, if the relevant Regulatory Event affects only a portion of the Transaction, only such portion of the Transaction may be terminated) by notifying the other Party of an early Repurchase Date for the Transaction, which Repurchase Date shall not be earlier (unless so agreed by Buyer and Seller) than 10 calendar days after the date of such notice (or such lesser period as may be necessary for Buyer or Seller, as applicable, to comply with its obligations under applicable laws and regulations arising as a result of such Regulatory Event).

Upon knowledge of any Regulatory Event that may occur, Buyer and Seller shall negotiate in good faith to enter into one or more financing transactions with substantially the same terms as the Transaction under this Confirmation.

Regulatory Event:	With respect to a Party, an event which shall occur if, at any time, (a) such Party determines, in its good faith commercially reasonable discretion, based on advice of counsel (which may be internal counsel), that as a result of a change in law after the date hereof, including without limitation, a change in the relevant court’s or regulator’s interpretation of any law, rule or regulation, its entry into or performance of its obligations or exercise of its rights under the transactions contemplated by this Confirmation and the Agreement (including, without limitation, its obligation to purchase the Purchased Securities ) violates any law, rule or regulation applicable to it or (b) any applicable Governmental Authority informs such Party that its involvement in such transactions violates, or will within 30 calendar days (or, if Buyer is terminating similar transactions with similarly situated counterparties based on such future violation, such longer period as will result in Buyer terminating the Transaction no earlier than any such similar transaction) result in a violation of, any law, rule or regulation applicable to it, in each case after taking commercially reasonable steps to avoid such event based on prevailing circumstances applicable to it.

Paragraph 6(h):	Paragraph 6(h) shall be amended by deleting the words “Subject to paragraph 10,” at the beginning thereof such that, for the avoidance of doubt, such paragraph applies with respect to all payment obligations arising out of the occurrence of a Voluntary Partial Prepayment, Voluntary Full Prepayment or an early Repurchase Date (including, as a result of an Accelerated Termination Event, and including, without limitation, payment obligations in respect of Income that have accrued on or prior to the relevant date), provided that the foregoing shall be without prejudice to the exercise of any set-off pursuant to paragraphs 10(d)(ii) or 10(n) of the Agreement.

Failure to Deliver Equivalent Securities:	In respect of the Transaction, this provision (Failure to Deliver Equivalent Securities) shall apply in lieu of paragraph 10(i) of the Agreement in relation solely to Buyer’s obligations to deliver Equivalent Securities on any Prepayment Date relating to a Voluntary Full Prepayment that is not the result of a redemption in full of the Class A Notes, and any reference in the Agreement to paragraph 10(i) of the Agreement in respect of Buyer’s obligations with respect to the Class A Notes on such a Prepayment Date shall be deemed to be a reference to this provision (Failure to Deliver Equivalent Securities).

It is acknowledged by each of the Parties hereto that the Class A Notes are unique assets, and that accordingly no asset other than the Purchased Securities will qualify as Equivalent Securities.

Notwithstanding anything to the contrary in paragraph 10 of the Agreement or otherwise in the Agreement or this Confirmation and without duplication of the Cure Period provisions below, if Buyer (the “Transferor”) fails to deliver to Seller (the “Transferee”) any Purchased Security (an “Unavailable Asset”) by the time (the “Due Date”) required under the Transaction or within such other period as may be agreed in writing by the Transferor and the Transferee (such failure, a “ Transfer Failure”):

(a)     the Transferor, acting in good faith and a commercially reasonable manner, shall try for a period of 30 calendar days (or such lesser period as may remain until the scheduled Repurchase Date) from the day following the Due Date in respect of the Unavailable Asset (the last day of such period, the “Transfer Cut-Off Date”; provided that the latest possible Transfer Cut-Off Date shall be the scheduled Repurchase Date) to obtain such Unavailable Asset;

(b)     if the Transferor obtains any Unavailable Asset on or prior to the Transfer Cut-Off Date, the Transferor shall promptly give notice to the Transferee of its ability to deliver such Unavailable Asset and shall (subject to the Transferee paying the Prepayment Amount to the Transferor (which may be for a second time if the Prepayment Amount has previously been returned to the Transferee by the Transferor pursuant to clause (d) below)) transfer such Unavailable Asset to the Transferee on the third Business Day following the day on which the Transferor delivers such notice in settlement of the relevant Transfer Failure;

(c)     if any Unavailable Asset is redeemed in full or in part by the relevant issuer prior to the Transfer Cut-Off Date, then either Party may give notice to the other Party of such redemption after becoming aware of the same, and the Transferor shall transfer a sum of money equivalent to the proceeds of such redemption to the Transferee no later than two Business Days following the day on which the Transferor delivers or receives such notice, in exchange for the payment by the Transferee of all or a ratable portion of any unpaid Prepayment Amount (as applicable);

(d)     (x) if the Transferee has paid the Prepayment Amount or any Breakage Amount relating to the relevant Voluntary Prepayment to the Transferor, it may require the Transferor to immediately repay the sum so paid with interest which shall accrue at a rate per annum equal to the overnight Federal Funds (Effective) Rate (for the period commencing on and including the third Business Day on which such amount is outstanding to but excluding such day when such amount is no longer outstanding) (as reported in Federal Reserve Publication H.15-519) plus 1% per annum, and (y) no Voluntary Prepayment shall be deemed to have occurred (including for the purposes of clause (b) of the definition of “Ramp-Up Period”) until such time (if any) (i) the Unavailable Asset is delivered by Buyer to Seller pursuant to clause (b) above or (ii) if the Unavailable Asset is redeemed in full prior to the Transfer Cut-Off Date, such amount pursuant to clause (c) above is paid to Seller by Buyer (such time in clause (i) or (ii), if any, the “Delayed Prepayment Date”), whereupon the relevant Voluntary Prepayment and Breakage Amount shall become payable in exchange therefor, provided that any Breakage Amount that becomes payable by Seller shall be calculated based on such Delayed Prepayment Date as the Prepayment Date; and

(e) the Parties’ obligations under the Agreement other than as set forth in this provision (Failure to Deliver Equivalent Securities) shall continue until the scheduled Repurchase Date; provided, that if any such Transfer Failure continues to subsist after the Due Date and the Transfer Cut-Off Date for the Transaction, the Transaction Fee Amounts in respect of such Unavailable Asset shall continue to accrue only from and including the applicable Due Date up to and including the Transfer Cut-Off Date (and, for the avoidance of doubt, no Transaction Fee Amount shall accrue from and excluding the Transfer Cut-Off Date until the scheduled Repurchase Date).

Determination of Default Valuation Time:

The “Default Valuation Time” means, in relation to an Event of Default, the close of business in the applicable market on the 40th dealing day after the day on which the non-Defaulting Party delivers notice designating an Early Termination Date pursuant to paragraph 10(b) of the Agreement or, where that Event of Default is the occurrence of an Act of Insolvency in respect of which Automatic Early Termination is specified in Annex I, the close of business on the 40th dealing day after the day on which the non-Defaulting Party first became aware of the occurrence of such Event of Default.

Paragraph 10(f)(i) of the Agreement shall be amended by adding the words “(but in no event later than the Default Valuation Time)” immediately following the words “on or about the early Termination Date”.

Paragraph 10(f)(ii) of the Agreement shall be amended by adding the words “(but in no event later than the Default Valuation Time)” immediately following the words “on or about the early Termination Date”.

For the avoidance of doubt, the amount payable pursuant to paragraph 10(d) of the Agreement cannot be calculated until the Default Market Values of all of the Equivalent Securities and any Equivalent Margin Securities under each Transaction can be calculated. As such, the payment under paragraph 10(d)(ii) will be delayed until the latest date on which the Default Market Value has been determined with respect to any such Equivalent Securities and any Equivalent Margin Securities.

The Parties acknowledge that (a) the Purchased Securities under the Transaction are expected to be illiquid and unique and that there may be no other commercially reasonable determinant of value with respect to such Purchased Securities other than the price at which willing buyers agree to purchase such Purchased Securities or the relevant Portfolio Assets, (b) if Buyer were forced to liquidate such Purchased Securities or the relevant Portfolio Assets on the date an Event of Default occurs (or shortly thereafter), such liquidation would likely result in a commercially unreasonable price, and (c) giving Buyer an extended period of time to liquidate such Purchased Securities or the relevant Portfolio Assets is more likely to produce a commercially reasonable result. For avoidance of doubt, Buyer may, at any time, use any commercially reasonable determinant of value (whether the price at which willing buyers agree to purchase such Purchased Securities or the relevant Portfolio Assets or otherwise).

Income Payments:	Notwithstanding anything to the contrary in paragraph 5 (Income Payments) of the Agreement, “Income” means, any interest or dividend payment or any other payment or distribution (other than any principal payment or repayment, which, for the avoidance of doubt, includes any redemption payment) paid with respect to any Purchased Securities and not otherwise received by Seller and references to the amount of any Income paid shall be to an amount paid net of any withholding or deduction for or on account of taxes or duties (other than taxes or duties imposed as a result of a subsequent sale, transfer, pledge, or hypothecation of the Purchased Securities (including by way of a repurchase transaction) by Buyer).

Buyer shall transfer to Seller an amount equal to (and in the same currency as) the amount of all Income paid or distributed on or in respect of the Purchased Securities within one Business Day after the date on which such Income is paid or distributed to holders of the Purchased Securities, and paragraph 5(a) of the Agreement shall be amended accordingly. For avoidance of doubt, (i) Buyer shall not (except in connection with a termination of the Transaction resulting from an Event of Default) net or set-off against or otherwise apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of the Transaction and (ii) all payment obligations of Buyer in respect of Income that have accrued but remain outstanding on any Repurchase Date shall be paid on such Repurchase Date and shall be subject to the provisions of paragraph 5(a) (as amended hereby).

Paragraph 2(u) of the Agreement shall be amended by deleting the words “(other than Distributions)”.

Paragraph 2(v) of the Agreement shall be amended by deleting the words “other than a Distribution”.

Clawback:	If (a) any distribution (whether as an Income payment or otherwise) on a Purchased Security, an Equivalent Security or, if the Equivalent Security is cash, such cash, is received by Buyer and subsequently paid by Buyer to Seller hereunder, and (b) Buyer is subsequently required to transfer all or a portion of such payment to the issuer of such Security (or trustee, paying agent or similar party) (the amount transferred, the “Clawback Amount”), then promptly after receiving notice of such Clawback Amount from Buyer, Seller shall transfer an amount equal to the Clawback Amount to Buyer. Buyer agrees to pay over to Seller within one Business Day after receipt any amounts subsequently recovered (but only to the extent such amounts are actually received by Buyer and Buyer is not otherwise obligated to pay such amounts to Seller pursuant to any other provision hereunder such that payment would result in duplicative payments by Buyer or any other party), and to make reasonable efforts to claim and collect such recoveries. No interest shall be payable by Buyer or Seller in relation to Clawback Amounts or amounts recovered in respect thereof for the period prior to such amounts becoming payable under this provision. This provision shall survive the termination of the Transaction.

Cure Period:	Notwithstanding paragraph 10(a) of the Agreement as amended by any Annex, the failure of a Party (“X”) to make any payment or delivery referred to in such paragraph (other than (a) a payment or delivery referred to in paragraph 10(a)(iv) of the Agreement or (b) an additional Event of Default described in clause (g) or clause (i) in the “Events of Default” section below, but including the other additional Events of Defaults in the “Events of Default” section below) in respect of the Transaction will not give rise to the right of the other Party to deliver a Default Notice to X (and accordingly will not result in an “Event of Default” under the Agreement), unless such failure is not remedied on or before the first Business Day after notice of such failure is given to X (whereupon the right of the other Party to deliver a Default Notice to X shall become exercisable).

Events of Default:	Paragraph 10(m) of the Agreement shall be amended by deleting the word “immediately” and replacing it with “promptly upon becoming aware thereof”.

In addition to the Events of Default set forth in the Agreement, if any of the following events occurs, it shall constitute an Event of Default with respect to the relevant Party specified below which shall be the Defaulting Party:

(a)     with respect to Seller, if Seller fails to pay any Transaction Fee Amount due on a Transaction Fee Payment Date, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party; provided that if: (x) such failure results solely from an administrative error or omission by Seller, (y) funds were available to enable Seller to make the payment when due and (z) Seller provides written evidence sufficiently satisfactory to Buyer that such funds were available, then such failure shall not constitute an Event of Default under this clause (a) unless such failure continues for more than one Business Day after Buyer receives written notice or Buyer has actual knowledge of such administrative error or omission;

(b)     with respect to Seller, if Seller breaches any of the covenants set forth in the section “Certain Covenants of Seller” below (other than the BC Partners Financials Requirement) and, in the case of the covenant specified in clause (viii) of such section, such breach is not remedied within two Business Days of notice thereof and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(c)     with respect to Seller, if Seller breaches the BC Partners Financials Requirement and such failure is not cured within three Business Days following notice from Buyer to Seller of such failure, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(d)     with respect to Seller, if Seller fails to pay the applicable Breakage Amount (if any) on any Prepayment Date or early Repurchase Date, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party; provided that if: (x) such failure results solely from an administrative error or omission by Seller, (y) funds were available to enable Seller to make the payment when due and (z) Seller provides written evidence sufficiently satisfactory to Buyer that such funds were available, then such failure shall not constitute an Event of Default under this clause (d) unless such failure continues for more than one Business Day after Buyer receives written notice or Buyer has actual knowledge of such administrative error or omission;

(e)     with respect to Seller, Seller fails to pay any Clawback Amount in accordance with the “Clawback” provisions herein and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(f)     with respect to Seller, if (i) Seller’s Investment Manager (the “Original Investment Manager”) ceases to be responsible for the asset management, loan servicing, special servicing or underwriting services of Seller and its subsidiaries, (ii) a replacement investment manager acceptable to Buyer has not been appointed by Seller within 10 Business Days after the date of such cessation (provided that Buyer shall not unreasonably withhold its consent to any request by Seller for approval of any such replacement if the key personnel of such proposed replacement investment manager who will be responsible for the asset management, loan servicing, special servicing or underwriting services of Seller and its subsidiaries are substantially the same individuals as the key personnel of the Original Investment Manager) and (iii) Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(g)     with respect to Seller, notwithstanding anything to the contrary in the Agreement, if Seller fails to (x) deliver the required Purchased Securities on the March 2021 Purchase Date as set forth in clause (c) of the “Purchased Securities” provision above (including without limitation, as a result of a failure by the Issuer to issue the related Purchased Securities on or prior to the March 2021 Purchase Date or any other failure by the Issuer to execute, deliver or perform any of its obligations under the

Supplemental Indenture to be dated on or about the Second Amendment Effective Date between, among others, the Issuer and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association)) or (y) cause a Ramp-Up Period DWAC Increase on any Ramp-Up Purchase Date (other than as a result of any action or inaction of Buyer or U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association)), and in each case Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(h)     with respect to Seller, the occurrence of any of the events set forth in Section 10(b)(i), 10(b)(ii), 10(b)(iii), 10(b)(ix) or 10(b)(xi) of the Collateral Management Agreement (other than any “cause” event thereunder that also constitutes a Mandatory Prepayment Event or an Accelerated Termination Event), and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(i)     with respect to Seller, (A) the occurrence of any breach by Seller, as Sole Shareholder, of any of its obligations under the Issuer Sale and Contribution Agreement to make any equity contribution or other amount owing to the Issuer in each case pursuant to the Issuer Sale and Contribution Agreement in accordance with the timing and manner set out in the Issuer Sale and Contribution Agreement, (B) such breach is not remedied within two Business Days after the date by such obligation is required to be performed under the Issuer Sale and Contribution Agreement, and (C) Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party;

(j)     [reserved]; and

(k)     with respect to Seller, (i) Seller enters into a binding commitment to make a Voluntary Contribution under the Issuer Sale and Contribution Agreement in the form of any Portfolio Asset pursuant to clause (b) of the “Timing and Manner of Transfer of Margin” provisions below (and. for the avoidance of doubt, such Voluntary Contribution is to be made solely to satisfy Seller’s obligation under “Margin Maintenance” provisions as a result of a Borrowing Base Deficiency), (ii) the settlement date for such Voluntary Contribution does not occur on or prior to the 20th calendar day following the date of such binding commitment, and (iii) Seller, in its capacity as Sole Shareholder under the Issuer Sale and Contribution Agreement, fails to make a Voluntary Contribution of Cash to the Issuer within one Business Day of the expiration of such 20 calendar day period with an Advance Value greater than or equal to the Advance Value of such Portfolio Asset, and Buyer, as non-Defaulting Party, serves a Default Notice on Seller as Defaulting Party, provided, in each case, that each Default Notice delivered under this “Events of Default” section shall constitute a “Default Notice” designating an Early Termination Date under the Agreement.

Breakage Amounts:	If (a) the Repurchase Date for the Transaction occurs prior to the scheduled Repurchase Date by reason of the occurrence of an Event of Default (where Seller is the Defaulting Party), a Mandatory Prepayment, a Voluntary Full Prepayment (subject to the “Failure to Deliver Equivalent Securities” provision hereof) or an event described in paragraph 11(a) of the Agreement in respect of which Seller is the notifying party or (b) a Prepayment Date occurs in connection with a Voluntary Partial Prepayment, then, without limitation of any other payments or deliveries that become due as a result of such event but without duplication, on such Repurchase Date, Seller shall pay to Buyer an amount equal to the Breakage Amount for the Transaction or the applicable portion thereof. For the avoidance of doubt, no Breakage Amount shall be payable by Seller in respect of any Repurchase Date occurring as a result of a Regulatory Event.

For purposes of the foregoing:

“Applicable Portion” means (a) in the case of the first Voluntary Partial Prepayment, the sum of (i) the portion of the Transaction that is the subject of such Voluntary Partial Prepayment plus (ii) if the aggregate Purchase Price immediately prior to giving effect to such first Voluntary Partial Prepayment is less than the initial Maximum Aggregate Purchase Price, the portion of a hypothetical Transaction (the “Hypothetical Maximum Transaction”) determined based on the assumption in clause (iii) of the definition of “Breakage Amount” that is represented by the deficiency (if any) between the Hypothetical Maximum Transaction and the Transaction (prior to giving effect to such first Voluntary Partial Prepayment) and (b) in the case of any subsequent Voluntary Partial Prepayment, the portion of the Transaction that is the subject of such Voluntary Partial Prepayment

“Breakage Amount” means, with respect to the Transaction evidenced hereby (or, in the case of a Voluntary Partial Prepayment the Applicable Portion thereof that is the subject of such Voluntary Partial Prepayment), the present value (using a discount factor implied by the mid-point between the forward bid and offered side LIBOR curves for fixed-for-floating LIBOR swaps of the relevant tenors) of the Spread portion of the Transaction Fee Amounts that would have been payable to Buyer under such Transaction (or the Applicable Portion thereof) from (and including) the early Repurchase Date or applicable Prepayment Date (as applicable) to (but excluding) the scheduled Repurchase Date, as determined by the Calculation Agent assuming, solely for purposes of determining such amount, that (i) the Spread is equal to (x) if the early Repurchase Date or applicable Prepayment Date (as applicable) occurs on or before the date that occurs one calendar year prior to the scheduled Repurchase Date (the “Breakage Step-Down Date”),[2] the Spread specified in this Confirmation or (y) if the early Repurchase Date or applicable Prepayment Date (as applicable) occurs after the Breakage Step-Down Date, the Step-Down Breakage Rate, (ii) the Repurchase Price payable upon such termination were to remain outstanding until the originally scheduled Repurchase Date, and (iii) Seller has transferred to Buyer Securities with an aggregate Purchase Price equal to the then-current Maximum Aggregate Purchase Price (determined, in the case of any Voluntary Prepayment, prior to giving effect to such Voluntary Partial Prepayment).

“Step-Down Breakage Rate” means 0.75%.

2 Purchased Securities, Margining and Substitutions

Marking to Market:	The Parties agree that, with respect to the Transaction, the provisions of paragraphs 4(a) to (l) (inclusive) of the Agreement shall not apply and instead margin shall be provided separately in respect of the Transaction in accordance with the terms of this Confirmation. For the avoidance of doubt, the provisions of paragraph 8(d) of the Agreement shall not apply to the Transaction.

Margin Maintenance:	If at any time a Borrowing Base Deficiency exists, Buyer may, by notice to Seller, require Seller to, and Seller shall following such notice in its capacity as Sole Shareholder under the Issuer Sale and Contribution Agreement, make or enter into a binding commitment to make Voluntary Contributions to the Issuer in accordance

[2]

Note to draft: This a clarification point so that if or when we extend the trade in the future, we do not forget to change this. This change does not change the step down date for the current amendment.

with and subject to the “Timing and Manner of Transfer of Margin” provisions of this Confirmation such that such Borrowing Base Deficiency is or will be eliminated in accordance with such provisions.

Seller acknowledges that failure to timely make such Voluntary Contributions may have ramifications under the Indenture, Collateral Management Agreement and Issuer Sale and Contribution Agreement pursuant to the terms thereof.

Timing and Manner of Transfer of Margin:

If the Calculation Agent notifies Seller of a Borrowing Base Deficiency, and Buyer provides notice to Seller pursuant to the “Margin Maintenance” section hereof, Seller shall, within five Business Days of the date of such notice and in its capacity as Sole Shareholder:

(a)     make a Voluntary Contribution to the Issuer under the Issuer Sale and Contribution Agreement in the form of Cash; and/or

(b)     enter into a binding commitment to make a Voluntary Contribution under the Issuer Sale and Contribution Agreement in the form of one or more Portfolio Assets that (i) satisfy the Asset Eligibility Criteria and Borrowing Base Asset Criteria and (ii) are not Zero Value Portfolio Assets, for settlement no more than 20 calendar days after the date on which such binding commitment is entered into, with an aggregate Advance Value sufficient to eliminate such Borrowing Base Deficiency.

Net Margin:	The definition of Net Margin in paragraph 2(gg) of the Agreement shall be deleted in its entirety and will no longer be relevant for purposes of the Agreement.

Market Value:	The definition of Market Value in paragraph 2(ee) of the Agreement shall be deleted in its entirety and will no longer be relevant for purposes of the Agreement.

Transaction Exposure:	The definition of Transaction Exposure in paragraph 2(xx) of the Agreement shall be deleted in its entirety and will no longer be relevant for purposes of the Agreement.

Current Price and related Dispute Rights:

For purposes of the margin maintenance provisions herein, the Current Price of any Portfolio Asset on any date of determination (including as of the related Inclusion Date of such Portfolio Asset) shall be determined by the Calculation Agent in accordance with the definition thereof in the Indenture.

Provided that no Event of Default has occurred and is continuing with respect to Seller, if Seller in good faith has a commercially reasonable basis for disagreement with the Calculation Agent’s determination of the Current Price of any Portfolio Asset, then Seller may dispute such determination by giving notice of such dispute (a “Dispute Notice”) to Buyer and the Calculation Agent no later than (a) if Seller receives notice of the Calculation Agent’s determination of a Current Price in dispute at or prior to noon (New York time) on any Business Day, by the close of business on such Business Day and (b) if Seller receives notice of the Calculation Agent’s determination of a Current Price in dispute after noon (New York time) on any Business Day, by noon (New York time) on the following Business Day. Any such Dispute Notice shall specify, in reasonable detail, the bid-side market price Seller believes should be attributed to any such Portfolio Asset, along with reasonable evidence supporting such value.

Promptly following delivery of a Dispute Notice in relation to any Portfolio Asset, the Calculation Agent and Seller shall negotiate in good faith to try to agree to the disputed Current Price. If by 10:00 a.m. (New York time) on the Business Day following the day on which the Dispute Notice is delivered, the Calculation Agent and Seller are unable to agree, then:

(i) Seller shall request that the Initial Valuation Company or one of the Fallback Valuation Companies (in either case, the “Alternate Valuation Company”) provide an Eligible Valuation to the Calculation Agent;

(ii)  if (A) no such Eligible Valuation is received by the Calculation Agent from the Alternate Valuation Company by 2:00 p.m. (New York time) on the fifth Business Day following such request (a “Valuation Non-Delivery”) or (B) Buyer in good faith has a commercially reasonable basis to disagree with the Alternate Valuation Company’s Eligible Valuation (a “Valuation Disagreement”) and the Calculation Agent notifies Seller of such disagreement on the day such Eligible Valuation is received by the Calculation Agent (the earlier of such fifth Business Day and the day of such notification, the “Notification Day”), then no later than 10:00 a.m. (New York time) on the Business Day next following the Notification Day, the Calculation Agent shall deliver a request (a “Back-Up Request”) to any of the Initial Valuation Company or Fallback Valuation Companies (in any case, which was not the Alternate Valuation Company) (in any case, a “Back-Up Valuation Company”) to provide an Eligible Valuation for such disputed Portfolio Asset; and

(iii)  the Current Price in relation to such disputed Portfolio Asset shall be:

(A)  if the Alternate Valuation Company provides an Eligible Valuation and the Calculation Agent does not provide a Back-Up Request, the Resolved Current Price in relation to the Eligible Valuation provided by the Alternate Valuation Company;

(B)  if the Calculation Agent provides a Back-Up Request and the Back-Up Valuation Company provides an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Resolved Current Price in relation to the Eligible Valuation provided by the Back-Up Valuation Company;

(C)  if the Calculation Agent provides a Back-Up Request as a result of a Valuation Non-Delivery and the Back-Up Valuation Company fails to provide an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Current Price originally determined by the Calculation Agent; and

(D)  if the Calculation Agent provides a Back-Up Request as a result of a Valuation Disagreement and the Back-Up Valuation Company fails to provide an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Eligible Valuation provided by the Alternate Valuation Company.

If Seller has delivered a Dispute Notice, during the pendency of such dispute, the Parties shall be required to deliver or return (as applicable) margin based on the Calculation Agent’s determination in accordance with this Confirmation; provided that, following resolution of the dispute, the Parties shall be required to deliver or return (as applicable) margin based on the Current Price so determined. For the avoidance of doubt, with respect to the dispute of the Current Price of any Portfolio Asset, upon the determination of such Current Price in accordance with the foregoing, the Calculation Agent shall recalculate the Borrowing Base using such Current Price for such Portfolio Asset and determine whether or not a Borrowing Base Deficiency exists.

“Eligible Valuation” shall mean, with respect to any disputed Portfolio Asset, a valuation (which may be quoted in a range of values) for the outstanding principal amount of such Portfolio Asset (expressed as a percentage of par) that would be received from the sale of such Portfolio Asset on the date such valuation is provided, exclusive of accrued interest and capitalized interest; and

“Resolved Current Price” shall be, with respect to any Eligible Valuation that is:

(I)   quoted as a range of values where the difference between the lowest and highest values in such range (each expressed as a percentage of par) is an amount greater than 5% of par, as determined by the Calculation Agent, the lowest value in such range;

(II)  quoted as a range of values where the difference between the lowest and highest values in such range (each expressed as a percentage of par) is an amount less than or equal to 5% of par, as determined by the Calculation Agent, the mid-point between the lowest and highest value in such range, as determined by the Calculation Agent; and

(III)  not quoted as a range of values, such Eligible Valuation.

Interest on Cash Margin:	Not applicable.

Substitutions:	No substitutions of Purchased Securities shall be permitted.

3 Fees

Transaction Fees:	On each Transaction Fee Payment Date, for each Purchased Security, Seller shall pay to Buyer an amount equal to the applicable Transaction Fee Amount for the Purchased Securities for the related Transaction Fee Period.

Transaction Fee Payment Dates:

The 10th calendar day of January, April, July and October of each calendar year, provided that:

(a)     the first Transaction Fee Payment Date shall be April 10, 2020; and

(b)     the final Transaction Fee Payment Date with respect to any Purchased Security shall be the Repurchase Date for such Purchased Security, and, in each case, subject to adjustment in accordance with the Business Day Convention.

Transaction Fee Periods:	With respect to any Transaction Fee Payment Date (the “Relevant Transaction Fee Payment Date”), the period commencing on (and including) the immediately preceding Transaction Fee Payment Date (or on the Initial Purchase Date, in the case of the Transaction Fee Period relating to the first Transaction Fee Payment Date) and ending on (but excluding) the Relevant Transaction Fee Payment Date (without giving effect to any Business Day adjustment thereto), except that the final Transaction Fee Period shall end on (and exclude) the Repurchase Date for the Purchased Securities.

Transaction Fee Amounts:	With respect to a Purchased Security, Seller shall pay to Buyer a Transaction Fee Amount on each Transaction Fee Payment Date in an amount equal to the sum of the products, for each day that occurs during the related Transaction Fee Period, of (i) the Applicable Repurchase Price of such Purchased Security multiplied by (ii) the Applicable Transaction Fee Rate on such day multiplied by (iii) 1/360. For the avoidance of doubt, for the purposes of clause (i), the reference to “Purchase Price” as used in the definition of “Repurchase Price” is to the amount actually paid by Buyer to Seller as the Purchase Price of the relevant Purchased Security pursuant to Paragraph 3(c) of the Agreement.

Applicable Repurchase Price:

(a)     As of any date of determination on or after the March 12, 2022 but prior September 12, 2022, the then-current Repurchase Price;

(b)     as of any date of determination on or after September 12, 2022 but prior to the Fourth Amendment Effective Date, the then-current Maximum Aggregate Purchase Price; and

(c)     as of any date of determination on or after the Fourth Amendment Effective Date, the greater of (a) the then-current Repurchase Price and (b) USD55,000,000;

Applicable Transaction Fee Rate:

For each Transaction Fee Period, a rate per annum equal to:

(i)     with respect to each Transaction Fee Period that ends on (but excluding) the Transaction Fee Payment Date occurring in April 2022, the sum of (a) LIBOR determined on the Reset Date for such Transaction Fee Period plus (b) the excess of (x) the Spread over (y) 0.26161%; and

(ii)     otherwise, the sum of (a) Term SOFR with respect to such Transaction Fee Period plus (b) the Spread.

Where:

“LIBOR”, for any Reset Date, means the London Interbank Offered Rate for the Relevant Period in respect of USD as quoted on the Bloomberg Screen BTMM Page (or such other page as may replace the Bloomberg Screen BTMM Page) under the heading “LIBOR-FIX-BBAM<GO>” (or any replacement heading) as of 11:00 a.m., London time, on the day (the “Determination Date”) that is two London banking days preceding such date. If (i) such rate does not appear on the Bloomberg Screen BTMM Page (or any replacement page) under such heading (or any replacement heading), as of such time on a Determination Date, (ii) a public statement or publication of information has been made by or on behalf of the administrator of LIBOR or a governmental authority or regulatory supervisor having jurisdiction or regulatory authority over Buyer, identifying a date after which LIBOR shall no longer be used or shall no longer be representative for determining interest rates for loans, or (iii) Buyer provides notice to Seller of a replacement rate that is appropriate for transactions that are similar to those contemplated under this Confirmation with similarly situated counterparties, LIBOR shall be deemed to be such rate as determined by the Calculation Agent, giving due consideration to the rate and any relevant spread adjustment that is similar to that used in other similar transactions (including, for these purposes, traditional borrowing base credit facilities) with other similarly situated counterparties and any selection or recommendation of a replacement rate or the mechanism for determining such rate by the relevant governmental or regulatory body or the relevant committee endorsed, appointed or convened by such body. For any Transaction Fee Period that shorter than or longer than the Relevant Period, LIBOR shall be determined through the use of straight line interpolation by reference to two rates based on LIBOR, one of which shall be determined as if the Relevant Period were the period of time for which rates are available next shorter than the length of the Transaction Fee Period and the other of which shall be determined as if the Relevant Period were the period of time for which rates are available next longer than the length of the Transaction Fee Period.

“Periodic Term SOFR Determination Date” means, with respect to a Transaction Fee Period, the date that is two (2) U.S. Government Securities Business Days prior to the first day of such Transaction Fee Period.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Period” means three months.

“Reset Date” with respect to any Transaction Fee Period, means the first day of such Transaction Fee Period.

“SOFR” means a rate equal to the Secured Overnight Financing Rate (SOFR) as administered by the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate (SOFR)).

“Spread” means 2.91161% per annum.

“Term SOFR” means, with respect to the Relevant Period and a Transaction Fee Period, the Term SOFR Reference Rate that is published by the Term SOFR Administrator as of the applicable Periodic Term SOFR Determination Date, provided, however, that if, as of 5:00 p.m. (New York City time) on such Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the Relevant Period has not been published by the Term SOFR Administrator, then Term SOFR shall be a Term SOFR Reference Rate (or a combination of Term SOFR Reference Rates) as determined by Buyer, acting in a commercially reasonable manner and taking into consideration the rate(s) that is or are selected or recommended by the Relevant Governmental Body for determining “Term SOFR” for business loans.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

4 Miscellmaneous

Voting Rights:	Where any voting or consent rights fail to be exercised in relation to any Purchased Securities, Buyer shall be entitled to exercise such voting or consent rights in its sole discretion and shall not have any obligation to arrange for voting or consent rights to be exercised in accordance with the instructions of Seller.

Business Day:	Notwithstanding paragraph 2(f) of the Agreement, “Business Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, Houston and London and that is a TARGET Settlement Day, other than a Saturday, Sunday or other day which the New York Stock Exchange or banks are authorized or obligated by law or executive order to close in New York, New York.

Business Day Convention:	The convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day so that such date will be the first following day that is a Business Day.

Unpaid Amounts:	For the avoidance of doubt, on the final Repurchase Date (whether occurring prior to, on, or after, the scheduled Repurchase Date, and whether occurring as a result of an Event of Default, a Prepayment Date, or otherwise), if there are amounts that became payable by one Party to the other Party on or prior to such Repurchase Date and which remain unpaid as at such Repurchase Date, such amounts shall remain an outstanding obligation of such Party and shall be netted with and set off against the amounts otherwise payable by the Parties on such Repurchase Date.

Interest on Amounts Payable:	Any amount due from one Party to the other following the occurrence of an Event of Default shall be paid together with (to the extent permitted under applicable law) interest thereon (both before and after judgment) in USD, from (and including) the date on which such amount was originally due to (but excluding) the date such amount is paid, at a rate per annum equal to the overnight Federal Funds (Effective) Rate for each day such amount remains outstanding (as reported in Federal Reserve Publication H.15-519) plus 1% per annum. Such interest will accrue daily without compounding based on the actual number of days elapsed. The provisions of this paragraph shall supersede any conflicting provisions in paragraph 12 of the Agreement.

Tax Matters:

(a)     For (and only for) U.S. Federal income tax purposes, each Party agrees: (i) to treat the purchase hereunder of Purchased Securities as if Buyer had made a loan to Seller secured by such Purchased Securities, (ii) to treat Seller as beneficial owner of such Purchased Securities, and (iii) not to take any inconsistent position on any related tax return, unless otherwise required by applicable law.

(b)     Notwithstanding anything else in the Agreement, if the defaulting Party exercises its right to assign rights to payment under Paragraph 16(b) of the Agreement following an Event of Default, if any withholding or other taxes are imposed on payments to any assignee, the payor’s obligation to gross-up any such payment in respect of such tax to such assignee shall be limited to the amount of any gross-up it would have been obligated to pay immediately before any such assignment occurred.

(c)     Each Party shall provide the other Party with a properly executed IRS Form W-8 or W-9, as applicable. If either Party exercises its right to assign rights to payment under Paragraph 16(b) of the Agreement, prior to being entitled to receive any gross-up payments in respect of any taxes withheld, any assignee will be required to submit to the payor an executed, complete IRS Form W-8 or W-9 (as applicable) establishing any available exemption or reduction from any US withholding taxes that may be imposed on the payment assigned.

(d) Seller represents and warrants that it would be entitled to receive all payments on the Purchased Security and the Portfolio Assets free of U.S. federal or foreign withholding tax if it held the Purchased Security or the Portfolio Securities directly.

Certain Covenants of Seller:

Seller undertakes and agrees as follows:

(i)       at all times prior to the Repurchase Date, Seller shall not permit any securities to be issued under the Indenture to any person or entity other than Seller and shall not direct or permit the Issuer to issue any securities other than in conjunction with a Purchase Date or otherwise as required under the Indenture or other Transaction Documents;

(ii)      at all times prior to the Repurchase Date, Seller shall not sell, transfer or otherwise dispose of any securities issued under the Indenture (or any interest therein) other than pursuant to the Transaction;

(iii)     at all times prior to the Repurchase Date, Seller shall maintain a Senior Asset Coverage Ratio of at least 167%; provided that if (x) Buyer, in its sole and absolute discretion, consents to a grace period for compliance with this clause (iii) and to receipt of a Capital Call Certification in form and substance satisfactory to Buyer, and (y) Buyer has received a Capital Call Certification in an amount equal to at least the Senior ACR Capital Call Restoration Amount, then this clause (iii) shall be deemed to be satisfied for a period commencing on and including the day on which the Senior Asset Coverage Ratio falls below 167% and ending on and including the earlier of (x) the date on which the Senior ACR Capital Call Restoration Amount is received by Seller in immediately available funds and satisfactory evidence of the receipt by Seller of the Senior ACR Capital Call Restoration Amount has been delivered to Buyer and (y) the close of business (New York City time) on the tenth (10th) Business Day after the date of such Capital Call;

(iv)     at all times prior to the Repurchase Date, Seller shall maintain an asset coverage ratio (the “ACR Asset Coverage Ratio”) of at least 150% as determined under the Investment Company Act of 1940, as amended (the “Investment Company Act”), for purposes of “business development companies” (as defined in Section 2(a)(48) of such Act) and any orders of the U.S. Securities and Exchange Commission (the “SEC”), including any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities for only so long as (a) such order is in effect, and (b) no obligations are then due and owing pursuant to the terms of any guarantee by one or more obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that if (x) Buyer, in its sole and absolute discretion, consents to a grace period for compliance with this clause (iv) and to receipt of a Capital Call Certification in form and substance satisfactory to Buyer, and (y) Buyer has received a Capital Call Certification in an amount equal to at least the ACR Capital Call Restoration Amount, then this clause (iv) shall be deemed to be satisfied for a period commencing on and including the day on which the ACR Asset Coverage Ratio falls below 150% and ending on and including the earlier of (x) the date on which the ACR Capital Call Restoration Amount is received by Seller in immediately available funds and satisfactory evidence of the receipt by Seller of the ACR Capital Call Restoration Amount has been delivered to Buyer and (y) the close of business (New York City time) on the tenth (10th) Business Day after the date of such Capital Call;

(v)      at all times prior to the Repurchase Date, Seller shall ensure that the aggregate face value of the Unencumbered Cash shall be greater than 5% of the Purchase Price;

(vi)     Seller shall provide, or cause to be provided, to Buyer quarterly unaudited financial statements within 60 days of each quarter-end and annual audited financial statements within 90 days of the year-end, prepared in accordance with generally accepted accounting principles (as in effect in the United States) (such statements to include Seller’s Net Asset Value) (such covenant in clause (vi), the “ BC Partners Financials Requirement”), provided that (A) with the delivery of each quarter-end statement and each year-end statement shall be a calculation of Seller’s Net Asset Value for purposes of the determinations under clause

(vii)     below, and (B) the BC Partners Financials Requirement shall be deemed to be satisfied if Seller makes such report available to the general public by publication thereof on its website or on the SEC EDGAR information retrieval system; (vii) at all times prior to the Repurchase Date, Seller shall maintain a Net Asset Value that is greater than or equal to the Minimum NAV; provided that if (x) Buyer, in its sole and absolute discretion, consents to a grace period for compliance with this clause (vii) and to receipt of a Capital Call Certification in form and substance satisfactory to Buyer, and (y) Buyer has received a Capital Call Certification in an amount equal to at least the Minimum NAV Capital Call Restoration Amount, then this clause (vii) shall be deemed to be satisfied for a period commencing on and including the day on which the Net Asset Value falls below the Minimum NAV and ending on and including the earlier of (x) the date on which the Minimum NAV Capital Call Restoration Amount is received by Seller in immediately available funds and satisfactory evidence of the receipt by Seller of the Minimum NAV Capital Call Restoration Amount has been delivered to Buyer and (y) the close of business (New York City time) on the tenth (10th) Business Day after the date of such Capital Call; and

(viii)     Seller shall deliver, on or prior to the 5th Business Day after the last day of each calendar month a certificate executed by the chief financial officer of Seller (or a certificated delivered by email in the name of the chief financial officer of Seller) (a) certifying as to whether or not Seller has knowledge that an Event of Default with respect to Seller as Defaulting Party, a Mandatory Prepayment Event or a Regulatory Event with respect to Seller has occurred and identifying in reasonable detail the nature thereof, and (b) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set out in clauses (iii), (iv), (v), and (vii) in this “Certain Covenants of Seller” section.

Representations and acknowledgements:

Unless agreed to the contrary expressly and in writing in this Confirmation and notwithstanding any communication that each Party (and/or its Affiliates) may have had with the other Party or any of its Affiliates, in respect of the Transaction subject to this Confirmation, each Party will be deemed to represent to the other Party on the Trade Date and each Purchase Date of the Transaction and on each date on which the Transaction is terminated (in whole or in part) that:

(i)      it is entering into or terminating (in whole or in part) the Transaction for its own account;

(ii)     none of the other Party or any of its Affiliates or agents are acting as a fiduciary or financial adviser for it;

(iii)     it is a sophisticated investor that has made its own independent decisions to enter into the Transaction, as to whether the Transaction is appropriate or proper for it and as to any related investment, hedging and/or trading based upon its own judgment and upon advice from such legal, regulatory, tax, financial, accounting and other advisers as it has deemed necessary, and not upon any view expressed by the other Party or any of its Affiliates or agents;

(iv)     it is not relying on any communication (written or oral) of the other Party or any Affiliate or agent thereof except those expressly set forth in the Agreement, except that nothing in the Agreement will limit or exclude any liability of a party for fraud;

(v)     it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction, and is also capable of assuming, and assumes, the risks of the Transaction;

(vi)     having made all necessary enquiries with relevant authorities, its entry into or termination (in whole or in part) of the Transaction will not contravene any applicable law, decree, regulation, regulatory guidance, regulatory request, regulatory briefing or order of any government or governmental body (including any court or tribunal); and

(vii)     to the extent required to do so, it has notified relevant authorities, in a manner acceptable to such authorities, of its entry into the Transaction.

Unless agreed to the contrary expressly and in writing in this Confirmation and notwithstanding any communication that each Party (and/or its Affiliates) may have had with the other Party, in respect of the Transaction subject to this Confirmation, each Party will be deemed to acknowledge on the date on which it enters into the Transaction that:

(a)     none of the other Party or its Affiliates provides investment, tax, accounting, legal or other advice in respect of the Transaction;

(b)     it has been given the opportunity to obtain information from the other Party concerning the terms and conditions of the Transaction necessary in order for it to evaluate the merits and risks of the Transaction; provided that, notwithstanding the foregoing, (i) it and its advisors are not relying on any communication (written or oral and including, without limitation, opinions of third party advisors) of the other Party or its Affiliates as (A) legal, regulatory, tax, business, investments, financial, accounting or other advice, (B) a recommendation to enter into the Transaction or (C) an assurance or guarantee as to the expected results of the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction are made incidental to the other Party’s business and shall not be considered (x) legal, regulatory, tax, business, investments, financial, accounting or other advice, (y) a recommendation to enter into the Transaction or (z) an assurance or guarantee as to the expected results of the Transaction and (ii) any such communication should not be the basis on which such Party has entered into the Transaction, and should be independently confirmed by such Party and its advisors prior to entering into the Transaction;

(c)     none of the Parties or any Affiliate thereof has any obligation to, and it will not, select securities or transfers of currency, with regard to the needs or interests of any person other than itself, and each Party and its Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking business with the issuer of any Purchased Security or its affiliates or any other person or entity having obligations relating to the Purchased Securities and may act with respect to such business in the same manner as if the Transaction did not exist, regardless of whether any such action may have an adverse effect on either Party’s position under the Transaction;

(d)     each Party and its Affiliates may, whether by virtue of the types of relationships described above or otherwise, at the date hereof or at times hereafter be in possession of information in relation to the Issuer which is or may be material in the context of the Transaction and which is or may not be known to the general public or to one or both of the Parties, and the Transaction does not create any obligation on the part of any of the Parties and their respective Affiliates to disclose to either Party any such relationship or information (whether or not confidential);

(e)     neither Party makes any representations or warranties to the other in connection with, and shall have no responsibility with respect to, the accuracy of any statements, warranties or representations made in or in connection with the Purchased Securities, any information contained in any document filed by the issuer of the Purchased Securities (the “Issuer”) with any exchange or with any governmental entity regulating the purchase and sale of securities, the solvency or financial condition of the Issuer, or the legality, validity, binding effect or enforceability of the obligations of the Issuer in respect of the Purchased Securities. Each Party acknowledges that it has, independently and without reliance on the other and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Transaction and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Issuer; and

(f)     the Transaction does not create either a direct or indirect obligation of the Issuer owing to Seller or a direct or indirect participation in any obligation of the Issuer owing to Buyer. Seller acknowledges that Seller shall not have any voting rights with respect to the Purchased Securities or any other rights under or with respect to the Purchased Securities, other than as expressly set forth herein.

Each Party acknowledges and agrees that (i) the Transaction to which this Confirmation relates is (x) a “securities contract”, as defined in Section 741 of the federal Bankruptcy Code, Title 11 of the United States Code, as amended (the “Bankruptcy Code”) and (y) a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the Bankruptcy Code (except insofar as the type of Securities subject to the Transaction or the term of the Transaction would render such definition inapplicable) and (ii) the exercise by either Party of any right under the Agreement to cause the liquidation, termination or acceleration of the Transaction, because of a condition of the kind specified in Section 365(e)(1) of the Bankruptcy Code shall not be stayed, avoided, or otherwise limited by operation of any provision of the Bankruptcy Code or by order of a court or administrative agency in any proceeding under the Bankruptcy Code.

Additional Seller Representations:	The following additional paragraph 9(A), subsections (i), (ii) and (iii) shall be inserted into the Agreement: “9(A). Additional Representations and Notice.

(i)     Seller Representations. Seller represents and warrants on and as of the date hereof and on and as of each date the Agreement or any Transaction remains outstanding:

(A)   No Prohibited Transactions. Seller represents and warrants that Seller is not an “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and its underlying assets do not include “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Any subsequent permitted assignee of Seller will be deemed to have represented and warranted, that (i) no portion of the assets used by such assignee to either (x) acquire and hold the Purchased Securities or (y) enter into or assume the obligations under the Transaction evidenced hereby constitutes the assets of any employee benefit plan subject to Title I of ERISA, a “plan” within the meaning of Section 4975(e)(1) of the Code or any entity whose underlying assets include “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

(B)   Notice Requirement. Seller agrees to notify Buyer promptly if any time it learns or discovers facts at variance with the foregoing representations and warranties.

(ii)    Seller represents and warrants as of the Initial Purchase Date, each Pre-March 2021 Ramp-Up Purchase Date, the March 2021 Purchase Date and each Ramp-Up Purchase Date after the Second Amendment Effective Date that its acquisition of the Purchased Securities complied with the terms of the Indenture.

(iii)   Seller represents and warrants that either (i) the Purchased Securities are not required to be retained by the Collateral Manager (or a “majority owned affiliate” of the Collateral Manager) pursuant to Section 15G of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the “Risk Retention Rules”) or (ii) the Purchased Securities are required to be retained by the Collateral Manager (or a “majority owned affiliate” of the Collateral Manager) pursuant to the Risk Retention Rules and the entry by the Collateral Manager (or a “majority owned affiliate” of the Collateral Manager) into the transactions contemplated by the Collateral Management Agreement will not violate or conflict with the Risk Retention Rules.”

Transfer; Assignment; Amendment;	Unless otherwise provided under this Confirmation or under the Agreement, neither Buyer nor Seller will have the right to transfer, assign, amend, modify or supplement the Agreement or this Confirmation or any interest or obligation or right or benefit received in or under the Agreement or this Confirmation without the prior written consent of each Party.

Designation; Delegation	Notwithstanding any other provision herein to the contrary, Seller may request in writing to Buyer at least 5 Business Days prior to any proposed delegation or designation to consent to Seller designating, at Seller’s own expense, any of its Affiliates to (a) perform Seller’s obligations in respect of this Confirmation or (b) receive any payment or delivery under this Confirmation, provided that (i) Seller may delegate its payment obligations under the Agreement to the Issuer such that any such payment by Seller to Buyer shall be made by the Issuer on Seller’s behalf, without any prior request to, or any prior consent from, Buyer and (ii) no such delegation (including, without limitation, pursuant to the foregoing sub-clause (i)) shall affect Seller’s primary liability as principal for the payment or performance of the relevant obligation.

Buyer may not unreasonably withhold, delay or condition its consent to Seller’s request, provided that if (i) such designation or delegation, as the case may be, is or will not be in accordance with applicable laws, rules or regulations, (ii) Buyer is or will be required to contract, subcontract or otherwise engage with any such designee or delegee or pay any fees, costs or expenses in relation to any such designee or delegee, or (iii) the proposed designee or delegee fails to meet the “know-your- customer” or anti-money laundering requirements of Buyer that are required by Buyer’s then-applicable internal policies in order for Buyer to onboard such proposed designee or delegee, then any withholding, delay or conditioning of Buyer’s consent shall not be deemed to be unreasonable.

Seller shall remain liable to Buyer under the Transaction for the performance of any obligation of Seller designated to be performed by a designee or delegated by Seller, provided that if such designee or delegee of Seller has performed in full the obligations of Seller under this Confirmation, Seller’s obligations to Buyer under this Confirmation shall be discharged to the extent of such performance.

Act of Insolvency:

Paragraph 2(a) shall be deleted in its entirety and be replaced by:

“Act of Insolvency” shall occur with respect to any Person when such Person shall (1) be dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) make a general assignment, arrangement or composition with or for the benefit of its creditors; (3) institute or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall be presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (4) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (5) seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, in each case in connection with its bankruptcy insolvency, winding-up or liquidation; (6) have a secured party take possession of all or substantially all its assets or have a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party shall maintain possession, or any such process shall not be dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; (7) cause or become subject to any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (6) (inclusive); or (8) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Disapplication and Modification of Provisions of the Annex I:	The following provisions of Annex I to the Agreement shall not apply to the Transaction evidenced by this Confirmation: Parts 1(a), 1(b), 1(d)(i), 1(d)(iii), 1(d)(iv), 1(n), 2(b), and 2(c) of Annex I.

Counterparts Clause:	This Confirmation may be signed or executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original but shall not be effective until each Party has executed and delivered at least one counterpart. All counterparts together shall constitute one and the same instrument. This has the same effect as if the signatures on the counterparts were on a single original of this Confirmation. Delivery of an executed counterpart signature page of this Confirmation by email (portable document format (“pdf”)) or facsimile copy shall be as effective as delivery of a manually executed counterpart of this Confirmation.

No effect, Inconsistency:	The terms set forth in this Confirmation for this trade shall apply only to the Transaction.

Buyer’s Bank Account Details:	Account Name: UBS AG, Stamford Branch SWIFT BIC Code: UBSWUS33 For the benefit of: UBS AG, London Branch SWIFT BIC Code: UBSWGB2L Account No.: /101-WA41275-000

Seller’s Bank Account Details:	As specified separately to Buyer from Seller.

Notices:	If to Seller: As specified in the Annex to the Agreement If to Buyer: As specified in the Annex to the Agreement.

5 Additional Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture; provided that all references therein to the Valuation Agent shall be deemed to be references to the Calculation Agent hereunder. In addition, the following terms shall have the respective meanings specified below:

“ACR Capital Call Restoration Amount” means an amount in Cash equal to such amount that will, immediately following the payment of such amount to Seller, restore the ACR Asset Coverage Ratio to at least 150%.

“Capital Call” means a call that has been made to the funding providers of Seller which are required, under the terms of the relevant funding documentation to which Seller is party, to contribute capital in Cash to Seller.

“Capital Call Certification” means a certification in writing by, and duly executed by, Seller that it has made irrevocable Capital Call(s) to its funding providers to pay the relevant Capital Call Restoration Amount to Seller in immediately available funds no later than ten (10) calendar days after the Capital Call(s) have been delivered.

“Capital Call Restoration Amount” means: (a) with respect to a Capital Call made by Seller in connection with clause (iii) of the “Certain Covenants of Seller” provisions, the Senior ACR Capital Call Restoration Amount, (b) with respect to a Capital Call made by Seller in connection with clause (iv) of the “Certain Covenants of Seller” provisions, the ACR Capital Call Restoration Amount, and (c) with respect to a Capital Call made by Seller in connection with clause (vii) of the “Certain Covenants of Seller” provisions, the Minimum NAV Capital Call Restoration Amount.

“Class A Notes” means the Class A Notes issued under the Indenture.

“Equity Value” means, with respect to a Person, its assets minus its liabilities, in each case, determined in accordance with United States generally accepted accounting principles.

“Indenture” means the Indenture dated as of December 16, 2019, as amended and restated as of August 14, 2020 and as further amended and restated as of March 12, 2021, between Great Lakes BCPL Funding Ltd. and U.S. Bank National Association (now known as U.S. Bank Trust Company, National Association), as trustee, as the same may be further amended, supplemented or otherwise modified from time to time.

“Indenture Event of Default” means an “Event of Default” (as defined in the Indenture) occurs with respect to the Issuer under the Indenture.

“Minimum NAV” means (a) at all times, USD25,000,000 and (b) as of the last day of each fiscal quarter, 50% of the Net Asset Value as of the last day of the same fiscal quarter in the immediately preceding fiscal year; provided that, for the purposes of clause (vii) of the “Certain Covenants of Seller” provision and the Minimum NAV Capital Call Restoration Amount, “Net Asset Value” shall be determined based on the aggregate net asset value amount included in the most recently delivered BC Partners Financial Requirements and adjusted for any redemptions and/or withdrawals from such aggregate net asset value amount.

“Minimum NAV Capital Call Restoration Amount” means an amount in Cash equal to such amount that will, immediately following the payment of such amount to Seller, restore the Net Asset Value of Seller to at least the Minimum NAV.

“Net Asset Value” means, with respect to Seller and any date of determination, the aggregate net asset value of Seller (calculated in accordance with United States generally accepted accounting principles).

“Other Senior Secured Liabilities” means Indebtedness of Seller determined on a consolidated basis in accordance with United States generally accepted accounting principles (but excluding (1) the Indebtedness of Seller’s SBIC Subsidiaries which are subject to any order(s) of the SEC, including any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act, relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities but for only so long as (a) such order is in effect, (b) no obligations are then due and owing pursuant to the terms of any guarantee by one or more obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form, and (c) any obligations then due and owing with respect to the Indebtedness of an SBIC Subsidiary are to the SBA only, and (2) Indebtedness evidenced hereby) that: (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by Seller; and (ii) is secured by a valid first priority perfected security interest or lien on specified collateral (such collateral, together with any other pledged assets, having a value equal to or greater than the outstanding principal amount of such Indebtedness) securing Seller’s obligations under such Indebtedness, which security interest or lien is subject to customary liens.

“Overnight Receipt Rights” means, in reference to a particular investment, deposit or other instrument, an enforceable right of fund against the bank, prime broker, custodian or other holder thereof, as applicable, to demand and receive transfer of such investment, deposit or instrument (or proceeds thereof) on the same day of, or the next day after, fund’s request for such transfer.

“SBIC Subsidiary” means any direct or indirect wholly-owned (except for directors, managers or other similar qualifying shares) subsidiary (including such subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of Seller licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, and which is designated by Seller (as provided below) as an “SBIC Subsidiary”, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such subsidiary: (i) is guaranteed by Seller or any of its subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates Seller or any of its subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of Seller or any of its subsidiaries (other than any SBIC Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (b)

neither Seller nor any of its subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by Seller shall be effected pursuant to a certificate of its chief financial officer delivered to Buyer, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“Senior ACR Capital Call Restoration Amount” means an amount in Cash equal to such amount that will, immediately following the payment of such amount to Seller, restore the Senior Asset Coverage Ratio to at least 167%.

“Senior Asset Coverage Ratio” means, with respect to Seller and any date of determination, the ratio (expressed as a percentage) of:

(a)     the sum of (i) the total assets of Seller determined on a consolidated basis (calculated in accordance with United States generally accepted accounting principles but excluding the assets of any of Seller’s SBIC Subsidiaries identified in the immediately following sub-clause (ii)), plus (ii) the Equity Value of each Seller SBIC Subsidiary (A) that is subject to any order(s) of the SEC (including any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act) that remain in effect on the relevant date of determination and relate to the exclusion of any indebtedness of such SBIC Subsidiary from the definition of Senior Securities under such Act and (B) with respect to which there are no obligations then due and owing pursuant to the terms of any guarantee by one or more obligors of Indebtedness of such SBIC Subsidiary on the SBA’s then applicable form, to

(b)     the aggregate of (i) the then-current Purchase Price plus (ii) the Other Senior Secured Liabilities.

“Senior Securities” means senior securities as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to Seller or any of its SBIC Subsidiaries thereunder.

“SBA” means the U.S. Small Business Administration.

“Unencumbered Cash” means, without double counting, the aggregate amount of:

(a)     Seller’s (i) overnight repo investments, overnight bank deposits, money market investments or other similar instruments (including obligations issued by the US Department of Treasury and mortgage-backed securities issued by either the Government National Mortgage Association or by a Government sponsored enterprise) (collectively, “Cash Equivalents”) and (ii) Seller’s cash on deposit that, in each case, (A) are not encumbered, (B) are available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes, and (C) have Overnight Receipt Rights; and

(b)     cash or Cash Equivalents that (i) are credited to the Accounts and are expressly permitted or required to be distributed to Seller pursuant to, and in accordance with, the Indenture but which have not actually been withdrawn or (ii) have been withdrawn from the Accounts for distribution to Seller pursuant to, and in accordance with, the Indenture but are pending settlement and do not yet satisfy the requirements of clause (a) above;

provided that (x) the fact that assets might become unavailable upon the occurrence of an insolvency of the financial institution that has custody of such assets shall not prevent such assets from being included in the “Unencumbered Cash” calculation so long as such assets have not, in fact, become unavailable and (y) in the case of clause (a), any cash posted as collateral to any third party shall not constitute “Unencumbered Cash” for purposes of this definition.

“Zero Value Portfolio Asset” means a “Zero Value Portfolio Asset”, as defined in the Indenture.

[signatures follow on the next page]

By executing this Confirmation and returning it to us, Seller confirms that the foregoing correctly sets out the terms of the agreement of the Parties.

Yours faithfully,

UBS AG, LONDON BRANCH,
In its individual capacity and as Calculation Agent

By:
Name:
Title:

By:
Name:
Title:

UBS – Signature Page to Confirmation

Confirmed as of the date first above written:

BC PARTNERS LENDING CORPORATION

By:
Name:
Title:

BC Partners – Signature Page to Confirmation